Exhibit 99.1

INVESTOR AND MEDIA CONTACT:

Matthew Skelly

847-484-4573

Investor.Questions@FBHS.com

FORTUNE BRANDS ANNOUNCES PLANNED RETIREMENT OF

CHRISTOPHER KLEIN FROM BOARD OF DIRECTORS

DEERFIELD, IL. – Sept. 21, 2020 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, announced the planned retirement of Christopher Klein, executive chairman, from the Company’s Board of Directors effective at the close of business on December 31, 2020. Klein’s departure from the Board is part of the Company’s multi-year transition plan to ensure continued strong leadership and consistency in executing the Company’s business strategies and priorities.

“This year, the business has reacted and performed exceedingly well amidst a global health pandemic and economic uncertainty. Our strong financial results speak to the quality of our teams and strategic plans, and our operational excellence. Fortune Brands’ demonstrated ability to outperform in any environment gives me and our Board the confidence to enable me to step down as chairman of the Board in accordance with the multi-step leadership transition plan we initiated several years ago,” said Klein. “Fortune Brands remains well-positioned to leverage a strong housing industry that has only strengthened since last spring. I am immeasurably proud of our culture, our team, and our successful track record, and I am confident Fortune Brands is even better positioned to capture additional growth opportunities long into the future.”

Klein was the Company’s first chief executive officer. He joined the former parent company, Fortune Brands, Inc. (NYSE: FO), in April of 2003 as senior vice president, strategy and corporate development. He later became president and COO of the home division of FO (FBHS) in 2009, and CEO in 2010.

Klein took Fortune Brands Home & Security, Inc. public in 2011 upon its spin-off from Fortune Brands, Inc. As CEO, Klein guided the Company through the recovery from the historic 2008 housing downturn, built a strong and seasoned management team, and established strong platforms for future growth across plumbing, doors, decking, security and cabinets. Throughout Klein’s decade of leadership, the Company experienced significant growth. During its first eight full years as a public company from 2012 to 2019, net sales, operating income before charges and gains and earnings per share before charges and gains increased 87 percent, 263 percent and 334 percent, respectively. Over Klein’s tenure, the Company added nine major strategic acquisitions to its portfolio, joined the S&P 500 and initiated and regularly increased its quarterly dividend.

On January 6, 2020, Klein retired as CEO and transitioned to his current role of executive chairman of Fortune Brands’ Board of Directors. He has continued to provide leadership to the Board of Directors and work closely with Nicholas Fink, his successor as CEO, to ensure a seamless transition during this challenging year. Under Fink’s leadership, the Company has excelled in navigating the uncertainty and challenges of the COVID-19 pandemic. The team’s quick and aggressive actions to ensure a safe working environment for associates, provide continued strong service to customers and manage costs are reflected in the Company’s strong first-half financial results. As the final step in the Company’s management transition, a new non-executive chairperson will be appointed by the Board by the end of 2020, and Fink will continue to lead the business and drive profitable growth as CEO.

“Chris was instrumental in leading the successful spin-off of Fortune Brands in 2011, after rebuilding the company as it emerged from the 2008 housing crisis. As our first CEO, he established our culture, and built out all elements of the company, both organically and through acquisitions, and has positioned the company to outperform the market and continue to create value for the long-term,” said Fink. “I feel fortunate to have worked alongside Chris for many years. His wealth of knowledge, counsel and friendship have been invaluable. I am honored to continue his tireless work of building this great company.”

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, IL., creates products and services that fulfill the dreams of home. The Company's operating segments are Plumbing, Cabinets, and Doors & Security. Its trusted brands include Moen, Riobel, Perrin & Rowe, Shaws, Victoria + Albert and Rohl under the Global Plumbing Group (GPG); more than a dozen core brands under MasterBrand Cabinets; Therma-Tru entry door systems, Fiberon composite decking and Master Lock and SentrySafe security products in the Doors & Security segment. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is a Fortune 500 Company and part of the S&P 500 Index. For more information, please visit www.FBHS.com. To learn more about how Fortune Brands is embracing and accelerating its environmental, social and governance duties, please visit our ESG section and report at www.FBHS.com/global-citizenship.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance, the potential of our brands and other matters. Statements preceded by, followed by or that otherwise include the words “believes,” “positioned,” “expects,” “estimates,” “plans,” “look to,” “outlook,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. Important factors that could affect performance and cause results to differ materially from management’s expectations, or could affect the Company’s ability to achieve its strategic goals, include the uncertainties relating to the impact of COVID-19 on the Company’s business, operations and employees and the other factors discussed in our securities filings, including in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, both filed with the Securities and Exchange Commission. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Use of Non-GAAP Financial Information

This press release includes measures not derived in accordance with generally accepted accounting principles (“GAAP”), such as diluted earnings per share before charges / gains and operating income before charges / gains. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the Company’s use of these measures, are presented in the 2019 Annual Report, which is available at https://ir.fbhs.com/annual-reports-and-proxies.

Source: Fortune Brands Home & Security, Inc.

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